Exhibit 99.1

Contacts:	Ian Harvie
Chief Financial Officer C&D Technologies, Inc. (215) 619-7835

or

Andrea Calise Kekst and Company (212) 521-4845

C&D Technologies Reports Fiscal 2011 Second Quarter Results

- Achieves Positive Quarterly Operating Income, excluding Impairment Charge

BLUE BELL, Pa., September 14, 2010 /PRNewswire-FirstCall/ — C&D Technologies, Inc. (NYSE: CHP - News), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply (or “UPS”) systems, utility and other high reliability applications, today announced financial results for the fiscal 2011 second quarter ended July 31, 2010.

Dr. Jeffrey A. Graves, President and CEO, said, “In the second quarter, we achieved positive improvements in our operational performance, excluding the impact of the non-cash goodwill impairment of $60 million, or approximately $46 million net of tax, and took steps to address our financial capital structure, which needs to be restructured.”

“New product introductions, increased Asian market penetration, a focused pricing strategy and ongoing efficiency initiatives drove gross margins to 13.2% in the second quarter, up from 12.1% in the second quarter of fiscal year 2010 and 11.8% in the first quarter of fiscal 2011. The progress in margin improvement was dampened by the impact of a temporary labor disruption in our Asian operations during the second half of the quarter, which negatively impacted second quarter operating income by slightly more than an estimated $1 million, and was resolved by quarter end.”

Dr. Graves continued, “We also believe our top line performance and operating results for the second quarter were negatively influenced by market uncertainties regarding our capital structure. We are taking steps to put in place an appropriate capital structure for our business, and today we separately announced a proposed financial restructuring plan. As we work to receive the necessary approvals and execute this proposed plan, we will remain focused on our day–to–day operations, continuing to deliver superior customer service and providing the industry leading product quality and innovation that has been the hallmark of C&D for over 100 years.”

Dr. Graves enumerated the following highlights from the Company’s second quarter 2011 financial results, additional details of which are available in the Company’s Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission today:

•	Revenues for the second quarter of fiscal 2011 were $83.8 million, compared to $82.4 million in the prior year’s second quarter.

•	Second quarter 2011 gross profits were $11.0 million, compared to $10.0 million in the prior year’s second quarter.

•	Gross margins in the second quarter of 2011 were 13.2%, compared to 12.1% in the second quarter of fiscal 2010 and compared to 11.8% in the first quarter of fiscal 2011.

•

For the second quarter of fiscal 2011, the Company reported a net loss of $50.7 million or ($1.92) per diluted share, primarily attributable to a pre-tax $60.0 million, or approximately $46 million net of tax, goodwill impairment charge recorded in the quarter. Principally due to the Company’s declining market capitalization and continuing losses, the Company tested for goodwill impairment as of July 31, 2010, in accordance with accounting rules, and as a result recorded a $60.0 million non-cash pre-tax goodwill impairment charge. An offsetting and related non-cash deferred tax benefit of $14.2 million was also recorded for the second quarter of fiscal 2011 in connection therewith.

•

Excluding the goodwill impairment charge, the net loss for the quarter would have been $4.9 million or ($0.19) per diluted share, which compares to a net loss of $5.6 million or ($0.21) per diluted share in the prior year’s second quarter and a net loss of $5.6 million or ($0.21) in the first quarter of fiscal 2011.

•	For the second quarter of fiscal 2011, excluding the goodwill impairment charge, the Company reported $200,000 of positive operating income.

•	For the second quarter of fiscal 2011, cash used in operations was $1.1 million, compared to $1.9 million of cash generated by operations in the second quarter of last year.

•

Reflecting significant improvement to recent quarters, cash used in operations in the second quarter of 2011 was $1.1 million, compared to $5.9 million used in operations in the first quarter of fiscal 2011 and $9.0 million used in operations in the fourth quarter of fiscal 2010.

Additional Information

The increase in revenues in the second quarter, as compared to the prior year comparable period, was primarily due to the impact of increased commodity input costs (primarily lead), product pricing, success of the Company’s new products and growth in Asia, offset by lower volumes in North America, where UPS flooded battery product sales remain particularly weak relative to historical norms. Revenues in the telecommunications and utility markets in North America however, continued to show stability with accelerating momentum. Asian markets continued their rapid growth across all major sectors, including telecommunications, UPS and the energy generation and transmission markets, driven by continued infrastructure investment and economic strength in the developing countries.

The improvement in second quarter 2011 gross margin is primarily due to more disciplined pricing and less lead price volatility. Offsetting these improvements was an employee disruption at the Shanghai, China facility for approximately three weeks, negatively impacting both the Company’s consolidated revenues and gross profits in the second quarter of 2011. This disruption was similar to those experienced by several other companies that operate in similar regions of China, as widely reported in the media, and was resolved within the quarter.

Net cash used in operating activities was $7.0 million for the six months ended July 31, 2010, as compared to net cash provided of $1.7 million for the six months ended July 31, 2009. This is primarily the result of a significant increase in cash used to pay down accounts payable of $13.4 million compared to an increase in accounts payable of $5.0 million in the prior fiscal year. The reduction in accounts payable for the six months ended July 31, 2010 was attributable to both trade credit tightening the Company experienced, as well as lower lead costs.

The Company also announced today the planned closure of its Leola manufacturing facility and transfer of production to other facilities or the exiting of low margin business from this facility. When complete, the closure plan will result in the elimination of approximately 85 positions. Estimated closure costs, including severance, accelerated depreciation, and related move costs are currently estimated to range between $1.6 million and $2.0 million and are expected to be recorded in future periods.

Also, today, the Company issued a press release entitled “C&D Technologies Reaches Agreement In Principle With Group Of Major Noteholders On Financial Restructuring Plan,” which describes the Company’s plans to launch an out-of-court exchange offer for a debt-to-equity swap and to simultaneously seek support for a voluntary prepackaged plan of reorganization as a back-up alternative. The agreement with the Company’s major noteholders is also discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2010, filed with the Securities and Exchange Commission today.

In light of the pending exchange offer, the Company will not be hosting an investor call this quarter.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release may contain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which are based on management’s current expectations, forecasts and assumptions and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact, including, but not limited to, our ability to remain a going concern, for which substantial doubt exists, statements regarding the ability to obtain additional funding in the future, our ability to implement and fund business strategies based on current liquidity, our substantial debt and debt service requirements, litigation proceedings to which we are subject, our exposure to fluctuations in interest rates on our variable debt, the realization of the tax benefits of our net operating loss carry forwards, the fact that lead experiences significant fluctuations in market price, our ability to successfully pass along increased material costs to our customers, failure of our customers to renew supply agreements, competitiveness of the battery markets, political, economic and social changes, or acts of terrorism or war, successful collective bargaining with our unionized workforce, risks involved in our foreign operations, continued growth in our foreign markets, our ability to maintain and generate liquidity to meet our operating needs, our ability to achieve and maintain profitability, the possibility of additional impairment charges, our ability to acquire goods and services and/or fulfill labor needs at budgeted costs, economic conditions or market changes in certain market sectors in which we conduct business, uncertainty in financial markets, changes in our product mix, success of productivity initiatives, costs of our compliance with environmental laws and regulations and resulting liabilities, and our ability to protect our proprietary intellectual property and technology, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Factors that appear with the forward-looking statements, or in the Company’s Securities and Exchange Commission filings (including without limitation the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010, or the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed thereafter), could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made herein. Further factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following: the Company’s inability to consummate the exchange offer or voluntary prepackaged plan of reorganization necessary to address its financial capital structure.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three months ended July 31,		Six months ended July 31,
	2010	2009	2010	2009
NET SALES	$83,835	$82,434	$168,538	$156,099
COST OF SALES	72,802	72,431	147,527	140,751

GROSS PROFIT	11,033	10,003	21,011	15,348
OPERATING EXPENSES:
Selling, general and administrative expenses	9,209	10,111	18,431	19,353
Research and development expenses	1,589	1,799	3,377	3,677
Goodwill impairment	59,978	—	59,978	—

OPERATING LOSS	(59,743)	(1,907)	(60,775)	(7,682)

Interest expense, net	4,199	2,916	7,547	5,840
Other (income) expense, net	674	(208)	1,410	(34)

LOSS BEFORE INCOME TAXES	(64,616)	(4,615)	(69,732)	(13,488)
Income tax provision (benefit)	(13,794)	1,076	(13,400)	2,172

NET LOSS	(50,822)	(5,691)	(56,332)	(15,660)
Net loss attributable to noncontrolling interests	(142)	(75)	(48)	(286)

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	$(50,680)	$(5,616)	$(56,284)	$(15,374)

Loss per share:
Basic and Diluted:	$(1.92)	$(0.21)	$(2.13)	$(0.58)

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

(UNAUDITED)

	July 31, 2010	January 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$3,650	$2,700
Restricted cash	49	57
Accounts receivable, less allowance for doubtful accounts of $850 and $1,114	55,003	55,183
Inventories	71,143	76,041
Prepaid taxes	524	425
Deferred taxes	51	50
Other current assets	1,599	1,092
Assets held for sale	500	500

Total current assets	132,519	136,048

Property, plant and equipment, net	90,402	90,001
Deferred income taxes	225	26
Intangible and other assets, net	16,257	15,435
Goodwill	—	59,964

TOTAL ASSETS	$239,403	$301,474

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$644	$8,777
Accounts payable	32,250	46,380
Accrued liabilities	13,101	12,309
Deferred income taxes	—	750
Other current liabilities	6,460	4,565

Total current liabilities	52,455	72,781

Deferred income taxes	—	12,529
Long-term debt	158,602	133,106
Other liabilities	40,012	40,588

Total liabilities	251,069	259,004

Equity:
Common stock, $.01 par value, 75,000,000 shares authorized; 29,444,313 and 29,228,213 shares issued and 26,462,957 and 26,302,775 outstanding at July 31, 2010 and January 31, 2010, respectively	294	292
Additional paid-in capital	97,488	97,033

Treasury stock, at cost, 2,981,356 and 2,925,438 shares at July 31, 2010 and January 31, 2010, respectively	(40,071)	(40,091)
Accumulated other comprehensive loss	(42,027)	(43,656)
Retained earnings	(38,618)	17,666

Total stockholders’ equity attributable to C&D Technologies, Inc.	(22,934)	31,244
Non-controlling interest	11,268	11,226

Total equity	(11,666)	42,470

TOTAL LIABILITIES AND EQUITY	$239,403	$301,474

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(UNAUDITED)

	Six months ended July 31,
	2009	2009
Cash flows from operating activities:
Net loss	$(56,332)	$(15,660)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation	533	618
Depreciation and amortization	5,176	6,309
Amortization of debt acquisition and discount costs	2,685	2,373
Annual retainer to Board of Directors paid by the issuance of common stock	—	24
Impairment of goodwill	59,978	—
Deferred income taxes	(13,479)	1,536
Changes in assets and liabilities:
Accounts receivable	231	3,520
Inventories	4,925	162
Other current assets	(21)	(469)
Accounts payable	(13,405)	4,974
Accrued liabilities	631	(447)
Book overdraft	(401)	17
Income taxes payable	30	166
Other current liabilities	2,518	(2,298)
Other liabilities	604	1,711
Other long-term assets	19	(86)
Other, net	(717)	821

Net cash (used in) provided by continuing operating activities	(7,025)	3,271
Net cash used in discontinued operating activities	(7)	(1,534)

Net cash (used in) provided by operating activities	(7,032)	1,737

Cash flows from investing activities:
Acquisition of property, plant and equipment	(5,083)	(7,763)
Proceeds from disposal of property, plant and equipment	—	15
Decrease in restricted cash	8	848

Net cash used in investing activities	(5,075)	(6,900)

Cash flows from financing activities:
Borrowings on line of credit facility	51,232	55,851
Repayments on line of credit facility	(55,831)	(53,981)
Repayment of debt	(97)	(14)
Proceeds from new borrowings	20,022	3,021
Proceeds from the issuance of treasury stock	14	—
Financing cost of long term debt	(2,245)	—
Purchase of treasury stock	(71)	(56)

Net cash provided by financing activities	13,024	4,821

Effect of exchange rate changes on cash and cash equivalents	33	104

Increase (decrease) in cash and cash equivalents	950	(238)
Cash and cash equivalents, beginning of period	2,700	3,121

Cash and cash equivalents, end of period	$3,650	$2,883